As filed with the Securities and Exchange Commission on February 1, 2005

Registration No. 333-102945

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM SB-2 - Amendment No. 9

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

TORTUGA MEXICAN IMPORTS, INC.

(Exact name of registrant as specified in its charter)

NEVADA	45411	98-0379431
(State of incorporation)	(Primary Standard Industrial Classification Code)	(IRS Employer Identification #)
TORTUGA MEXICAN IMPORTS INC. Suite #219 10654 - 82 Avenue Edmonton, Alberta, T6E 2A7 (780) 710-9840 (Address, Zip Code and Telephone Number of Principal Executive Offices)	Nevada Agency and Trust Company 50 West Liberty Street, Suite 880 Reno, Nevada 89501 (775) 322-0626 (Name, address and telephone number of agent for service)

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:

As soon as practicable after the effective date of this Registration Statement.

If this Form is filed to register additional common stock for an offering under Rule 462(b) of the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. If this Form is a post-effective amendment filed under Rule 462(c) of the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

If this Form is a post-effective amendment filed under Rule 462(d) of the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] If delivery of the prospectus is expected to be made under Rule 434, please check the following box. [ ]

CALCULATION OF REGISTRATION FEE
Securities To Be Registered	Amount To Be Registered	Offering Price Per Share	Aggregate Offering Price	Registration Fee
Common Stock:	750,000 shares	$0.10	$75,000	$18.75

We hereby amend this registration statement on dates as may be necessary to delay its effective date until we shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with section 8(a) of the Securities Act of 1933, or until the registration statement shall become effective on dates as the commission, acting under said section 8(a), may determine.

Prospectus

TORTUGA MEXICAN IMPORTS, INC.
Shares of Common Stock
No Minimum - 750,000 Maximum

Before this offering, there has been no public market for the common stock.

We are offering up to a total of 750,000 shares of common stock on a self-underwritten basis, no minimum, 750,000 shares maximum. The offering price is $0.10 per share. There is no minimum number of shares that we have to sell. There will be no escrow account. We will immediately use all money received from the offering and there will be no refunds. The offering will be for a period of no more than 90 days from the effective date and may be extended for an additional 90 days if we so choose to do so.

We are a development stage company. Our plan of operations is to establish a catalogue and Internet business offering Mexican furniture, jewelry and handicrafts.

Vanessa Avila, one of our officers and directors, will be the only person offering or selling our shares.

Investing in our common stock involves risks. See "risk factors" starting at page 2.

	Price Per Share	Aggregate Offering Price	Maximum Proceeds to Us
Common Stock	$0.10	$75,000	$65,000

There is no minimum number of shares that must be sold in this offering. Because there is no minimum number of shares that has to be sold in this offering, there is no assurance that we will achieve the proceeds level described in the above table. The maximum proceeds to us of $65,000 are after deduction of anticipated offering expenses of $10,000.

Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation of the contrary is a criminal offence.

The date of this prospectus is ______________________.

PROSPECTUS SUMMARY

CORPORATE BACKGROUND

We were incorporated on April 17, 2002 and are in the process of commencing operations, but have not generated any revenue and are still a development stage corporation. We plan to engage in the selling of Mexican furniture and other quality Mexican handcrafted products through mail order catalogues and on the Internet. The products we intend to offer include the following:

  pine furniture with copper detailing, including tables, chest of drawers and armoires silverware including rings, bracelets, necklaces and broaches crafts, including papier mache figures and glassware

We intend on acquiring such products from various suppliers in Mexico. We have no formal agreements with such suppliers; however, we have several sources we believe will be able to provide us with an adequate supply of products.

Our administrative office is located at Suite #219 10654 - 82nd Avenue, Edmonton, Alberta, Canada, T6E 2A7, telephone (780) 710-9840.

We have only generated minimal sales so far. We intend to begin advertising and promotion of the website and the catalogues upon the receipt of the first proceeds of this offering, if any. Our plan of operations depends upon raising sufficient funds to engage in traditional and Internet advertising and promotion of our mail order catalogue to be distributed in Alberta, Canada and of our website. We are controlled by one individual who devotes only 25% each of her time to the business. There can be no assurance that our common stock will ever develop a market.

THE OFFERING

Common stock offered	Up to 750,000 shares at a price of $0.10 per share
Common stock outstanding after the offering	2,850,000 shares
Use of Proceeds	Working capital, advertising, catalogue, printing, website development
Symbol	None
Risk Factors	The shares of common stock offered involve a high degree of risk and immediate substantial dilution.
Term of offering	90 days from the effectiveness of this prospectus. We may extend the offering for an additional 90 days

SUMMARY FINANCIAL DATA

The following summary financial data should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Financial Statements, including Notes, included elsewhere in this prospectus. The statement of operations data for the years ended August 31, 2004 and for the period from inception to August 31, 2004 and the balance sheet dated August 31, 2004 come from our audited Financial Statements included elsewhere in this prospectus. The statement of operations data for the period ended November 30, 2004 and the consolidated balance sheet dated November 30, 2004 come from our unaudited Financial Statements for the period ended November 30, 2004 included elsewhere in this document.These statements include all adjustments that we consider necessary for a fair presentation of the financial position and results of operations at that date and for such periods.

BALANCE SHEET DATA:

	August 31, 2004	November 30, 2005
Assets:	$1,205	$1,822
Liabilities - Accounts Payable	$667	$5,079
Advances - Shareholders	$14,500	$14,500
Total current liabilities	$15,167	$19,579
Stockholders' Equity: common stock, Par value $.001 Authorized 25,000,000 shares Issued 2,100,000 shares at August 31, 2002	2,100	2,100
Accumulated Deficit	(16,062)	(19,857)
Total Stockholders' Equity	(13,962)	(17,757)
Total Liabilities and Stockholders' Equity	(1,205)	1,822

STATEMENT OF OPERATIONS DATA:

	Period April 17, 2002 (inception) through August 31, 2004	Period April 17, 2002 (inception) through November 30 2004
Revenues:	$2,547	$3,210
General and Administrative Expenses	$17,609
Net Loss	$(16,062)	$(19,857)
Loss per share	$(0.00)	$(0.00)

RISK FACTORS

Prospective investors in the shares offered should carefully consider the following risk factors, in addition to the other information appearing in this prospectus.

  We lack an operating history and have losses that we expect to continue into the future.

  We are a development stage company with no operating history, which may make it difficult to evaluate our future prospects. Our prospects must be considered in light of the risks, expenses, delays and difficulties frequently encountered in establishing a new business in an industry characterized by intense competition. Since inception, we have incurred losses of $19,857 (as of November 30, 2004), and we expect to incur net losses in the foreseeable future. These losses are in the form of pre-operating expenses, since we have just begun operations.

  Our financial status creates a doubt whether we will continue as a going concern, and, if we do not continue as a going concern, investors may lose their entire investment.

As noted in our financial statements, we have nominal assets and no current operations with which to create operating capital. We seek to raise operating capital to promote and advertise our catalogues and website in this offering. We require a minimum amount of $10,000 in operating capital to operate for the next 12 months. This means we must raise a minimum of $20,000 because we require $10,000 to cover the offering expenses. However, there can be no assurance that such offering will be successful. If we are unsuccessful in raising at least $20,000 from this offering, the first $10,000 of which will be used to cover the cost of this offering, we will be unable to pay our minimum operating expenses, and, unless we have financial contributions from our principal we will be forced to temporarily or permanently cease our operations. This may result in investors losing their entire investment. There is no minimum amount of funds to be raised in the offering.

  We will need additional capital to fund our expected needs for working capital and capital expenditures that may result in dilution to your share holdings.

  We require substantial capital to fund our business. Since our inception, we have experienced negative cash flow from operations and expect to experience significant negative cash flow from operations for the foreseeable future. Our current amount of working capital is a deficit of ($17,757). We expect that the maximum net proceeds of $65,000 from this offering will be sufficient to meet our expected needs for working capital and capital expenditures for at least the next 12 months. However, we may need to raise additional funds of up to $20,000 prior to the end of this period, and, if this additional capital is required, we expect to attempt to sell additional shares though private placements of our stock.

  If we raise future capital in private offerings, depending on the terms of the private offerings, it may dilute the holdings of investors who purchase our shares in this offering beyond the dilution figures we have presented in this prospectus. We cannot be certain that additional financing will be available to us when required on favorable terms or at all. Our inability to obtain adequate capital would limit our ability to achieve the level of corporate growth that we believe to be necessary to succeed in our business.

  We will depend heavily on one of our officers, Ms. Avila, and if she leaves us the growth of our business will cease and we may be forced to cease operations.

  Our success depends on the ability of Ms. Avila to run the business. We will rely on Ms. Avila's contacts in the furniture, jewelry and crafts industries in Mexico to provide us with unique products. Ms. Avila devotes approximately 10 hours per week to our business. The loss of Ms. Avila will cease the growth of our business significantly. The loss of Ms. Avila may force us to cease operations. Ms. Avila's limited time devoted to our business may have a negative effect on the growth of the business.

  We depend on third party shippers to deliver our products in a timely manner and as such we are subject to delays which are out of our control and may lead to a loss of business.

  Our customers cannot visit physical stores to pick up our products. Our product distribution relies instead on third-party delivery services, including the United States Postal Service, the Mexican Postal Service (Correos de Mexico), Canada Post and United Parcel Service. Strikes and other interruptions may delay the timely delivery of customer orders, and customers may refuse to purchase our products because of this loss of convenience.

  We may not have access to all of the products we need to start and maintain a business providing furniture, jewelry and crafts and we do not have any contracts with suppliers and we may have to slow or cease operations if we fail to secure an adequate supply of products.

  Competition and unforeseen limited sources of product in the industry could result in occasional shortages of inventory. We do not have any firm contracts with any suppliers of furniture, silverware or crafts. We intend to sell our products without entering into any formal contracts with suppliers. We may have to slow or cease operations if we fail to secure an adequate supply of products.

  Because Ms. Avila and Mr. Fagan are risking a small amount of capital and property, while you on the other hand are risking up to $65,000, if we fail you will absorb most of our loss.

  Ms. Avila and Mr. Fagan our only shareholders will receive a substantial benefit from your investment. They invested $2,000, and provided services of $100. You, on the other hand, will be providing all of the cash for our operations. As a result, if we cease operations for any reason, you will lose your investment while Messrs. Avila and Fagan will lose only approximately $2,100.

  Because there is no public trading market for our common stock, you may not be able to resell you stock.

  There is currently no public trading market for our common stock. Therefore, there is no central place, such as stock exchange or electronic trading system, to resell your shares. If you do want to resell your shares, you will have to locate a buyer and negotiate your own sale.

  Because the offering has no escrow and we will close the offering even if we do not raise enough funds to commence operations, you may lose your investment.

  There is no minimum number of shares that must be sold in this offering and there is no escrow of funds, even if we raise a nominal amount of money. Any money we receive will be immediately appropriated by us for any of the corporate purposes listed in the "Use of Proceeds table below. We may not raise enough money to start or complete our business plan. No money will be refunded to you under any circumstances. As a result, you may lose your investment.

  Because Ms. Avila will own more than 50% of the outstanding shares after this offering, she will be able to decide who will be directors and you may not be able to elect any directors.

Even if we sell all 750,000 shares of common stock in this offering, Ms. Avila will still own 2,000,000 shares and will continue to control us. As a result, after completion of this offering, regardless of the number of shares we sell, Ms. Avila will be able to elect all of our directors and control our operations.

USE OF PROCEEDS

The gross proceeds to us from the sale of the shares of common stock offered are estimated to be approximately $75,000 if all shares in this offering are sold. After deduction of the estimated offering expenses of $10,000, the net proceeds of the offering will be $65,000. We intend to use these proceeds for website promotion, working capital and general corporate purposes, as follows:

Use	Amount
Gross Proceeds	75,000
Offering expenses	10,000
Net Proceeds	65,000
Catalogue's development and printing	20,000
Website development	7,000
Website promotion	5,500
Management salaries	0
Employee Salaries	4,500
Travel Expenses	10,000
Working Capital	18,000
Total expenses (excluding offering expenses):	$65,000

The following table shows our use of net proceeds if 10%, 25%, 50%, or 75% of the shares are sold. Further, there can be no assurance that any shares will be sold in this offering.

	10%	25%	50%	75%
Gross Proceeds	7,500	18,750	37,500	56,250
Offering expenses	10,000	10,000	10,000	10,000
Net Proceeds	(2,500)	8,750	27,500	46,250
Catalogue development and printing	0	3,000	10,000	15,000
Website development	0	2,000	5,000	7,500
Website promotion	0	1,000	2,750	4,125
Management salaries	0	0	0	0
Employee salaries	0	750	2,000	3,375
Travel expenses	0	2,000	5,000	12,000
Working capital	0	0	2,500	4,250
Totals:	($)	$	$	$

The allocation of the net proceeds of the offering set forth above represents our best estimates based upon our current plans and certain assumptions regarding industry and general economic conditions and our future revenues and expenditures. If any of these factors change, we may find it necessary or advisable to reallocate some of the proceeds within the above-described categories. Specifically, we may allocate a greater portion of the proceeds to working capital for the purchase of inventory if we are unable to secure certain products on credit.

If we are able to establish informal agreements with reliable suppliers of furniture, silverware and handicrafts and such providers are able to provide consistent, quality products, we may reduce Ms. Avila's travel to Mexico and as such we will reallocate funds allocated to travel expenses to advertising and promotion. Likewise, if revenues are less than anticipated, we may consider devoting more of the funds allocated to travel expenses to advertising. If a significant number of larger pieced furniture items are ordered, we may consider allocating a larger portion of working capital to the hiring of contractors to assemble such large items in Edmonton.

We anticipate using the working capital for expenses such as the initial purchase of inventory items. Working capital will also be used for initial lease payments and delivery costs. We anticipate that the amount of working capital for each of our expenses will be as follows:

Initial Purchase of Inventory	$10,000
Lease Payments (including deposit and first month's rent)	$5,000
Delivery Costs (local delivery within Alberta, we anticipate shipping costs of source to Edmonton or source to customer to be built into purchase price) Total:	$3,000 $18,000

Proceeds not immediately required for the purposes described above will be invested temporarily, pending their application as described above, in short-term Canadian government securities, short-term bank certificates of deposit, money market funds or other investment grade, short-term, interest-bearing instruments.

If offering proceeds are inadequate to pay the offering expenses we will attempt to secure a loan from one of our directors to cover the discrepancy. Ms. Avila has already advanced the company a total of $14,500 to date. The loan does not bear interest and there is no formal documentation in respect of the loan. Ms. Avila has indicated a willingness to accept payment when the company is in a position to pay.

DIVIDEND POLICY

We have never declared or paid cash dividends on our capital stock. We currently intend to retain earnings, if any, to finance the growth and development of our business and do not anticipate paying any cash dividends in the foreseeable future.

DETERMINATION OF OFFERING PRICE

The price of the shares we are offering was arbitrarily determined in order for us to raise up to a total of $75,000 in this offering. The offering price bears no relationship whatsoever to our assets, earnings, book value or other criteria of value. Among the factors considered were:

    our lack of an operating history;
    the net proceeds to be raised by the offering; and
    the amount of capital to be contributed by purchasers in this offering in proportion to the amount of stock to be retained by our existing stockholders, and our relative cash requirements.

DILUTION

As of November 30, 2004, our net tangible book value was ($17,757), or (0.0085) per share of common stock. Net tangible book value is the aggregate amount of our tangible assets less our total liabilities. Net tangible book value per share represents our total tangible assets less our total liabilities, divided by the number of shares of common stock outstanding. After giving effect to the sale of 750,000 shares at an offering price of $0.10 per share of common stock, our net tangible book value as of the closing of this offering would increase from $0 to $0.02 per share. This represents an immediate increase in the net tangible book value of $0.02 per share to current shareholders, and immediate dilution of $0.08 per share to new investors, as illustrated in the following table:

Public offering price per share of common stock	$0.10
Net tangible book value per share before offering	$0.00
Increase per share attributable to new investors	$0.02
Net tangible book value per share after offering	$0.02
Dilution per share to new investors	$0.08
Percentage dilution	80%

The following table summarizes, both before the offering and after the offering, assuming the sale of all 750,000 shares in this offering, a comparison of the number of shares purchased, the percentage of shares purchased, the total consideration paid, the percentage of total consideration paid, and the average price per share paid by the existing stockholders and by new investors.

	Number of Shares Purchased	Total Consideration Paid	Percentage of Shares Purchased	Percentage of Total Consideration	Average Price Per Share

Existing Investors	2,100,000	$2,100	73.47%	2.7%	$0.001
New Investors	750,000	$75,000	26.3%	97.3%	$0.10

The following table shows the estimated dilution if only 25% of gross proceeds of this offering are received. As of November 30, 2004, our net tangible book value was ($17,757), or (0.0085) per share of common stock. Net tangible book value is the aggregate amount of our tangible assets less our total liabilities. Net tangible book value per share represents our total tangible assets less our total liabilities, divided by the number of shares of common stock outstanding. After giving effect to the sale of 187,500 shares at an offering price of $0.10 per share of common stock, our net tangible book value as of the closing of this offering would increase from $0 to $.002 per share. This represents an immediate increase in the net tangible book value of $.002 per share to current shareholders, and immediate dilution of $.099 per share to new investors, as illustrated in the following table:

Public offering price per share of common stock	$0.10
Net tangible book value per share before offering	$0.00
Increase per share attributable to new investors	$0.002
Net tangible book value per share after offering	$0.002
Dilution per share to new investors	$0.099
Percentage dilution	99%

The following table summarizes, both before the offering and after the offering, assuming the sale of only 187,500 shares in this offering, a comparison of the number of shares purchased, the percentage of shares purchased, the total consideration paid, the percentage of total consideration paid, and the average price per share paid by the existing stockholders and by new investors.

	Number of Shares Purchased	Total Consideration Paid	Percentage of Shares Purchased	Percentage of Total Consideration	Average Price Per Share

Existing Investors	2,100,000	$2,100	91.8%	10%	$.001
New Investors	187,500	$18,750	8.2%	90%	$0.10

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATIONS

The following discussion should be read in conjunction with our Consolidated Financial Statements, including the Notes, appearing elsewhere in this prospectus.

COMPANY OVERVIEW

We were incorporated on April 17, 2002, under the laws of the State of Nevada. We have commenced limited operations, and have generated revenue of $3,210 to date. We are still a development stage corporation.

We intend to distribute detailed catalogues of fine Mexican furniture, jewelry and crafts to interior designers, retailers and decorators in the Province of Alberta, Canada. We have not yet produced the catalogues.

In addition, we are in the process of launching our e-commerce site on the Internet for the purpose of engaging in the business of selling of Mexican furniture, jewelry and crafts online. Since an initial introductory version of our website has just been launched and has not been advertised or promoted yet, we have virtually no operations, assets and limited revenue and have net losses consisting of $19,857. To date we have generated $3,210 in revenue from the sale of silverware by one of our directors, Ms. Avila. Our common stock is not listed on any recognized exchange or quoted on any quotation medium. There can be no assurance that our common stock will ever develop a market.

PLAN OF OPERATIONS-IN GENERAL

Our plan of operations is to sell Mexican-made furniture, jewelry and crafts through catalogues and on the Internet. In management's opinion, Mexican furniture and crafts from retail outlets are too expensive for the average consumer, because retailers are limited in their selection of and access to quality unique Mexican furniture and crafts. We will seek to establish an aggressive marketing plan both on the Internet and conventionally.

We presently have no cash with which to satisfy any future cash requirements. We will need a minimum of $20,000 to satisfy our cash requirements for the next 12 months. In order to raise this minimum amount of capital, we depend on the success of this offering in selling at least 30% of the shares offered. If we are not successful in raising in selling at least 30% of the shares in this offering, we will have to seek a private placement of our stock or borrow from our principals. If we are unable to sell stock in a subsequent private placement or we are unable to borrow sufficient funds from one of our principals, we may have to abandon our business plan.

One of our directors, Vanessa Avila, has expressed a willingness to loan us funds should the need arise, however, no formal contract or guarantee has been provided to us. We have not engaged in any private placements of our common stock to date.

If we are unable to continue operations due to lack of adequate funds we will cease operations and terminate our reporting obligations with the United Sates Securities Commission. We have no current plans or intentions to merge or be acquired by another company.

Our minimum operating expenses are relatively low, and management expects that the majority of proceeds from these subsequent offerings can be invested in further development, promotion and advertising of the catalogues and the website. We do not expect the purchase or sale of plant or any significant equipment, and we do not anticipate any change in the number of our employees, with the exception of the fact that we intend to hire additional clerical employees and purchasers in Mexico. We have no current material commitments. We have generated $2,000 of revenue since our inception.

One of our directors, Ms. Avila is very familiar with various producers of furniture, jewelry and crafts in Mexico. We intend to purchase from these sources, however, we currently do not have any formal contracts with these suppliers.

We have just recently commenced operations. We have obtained a domain name for our website, and are in the process of developing and launching an e-commerce site, www.tortuga-imports.com. An introduction page with limited information on our business is currently available at this domain, however, the website has not yet been completed. The website will be developed by Christopher Fagan, one of our directors and a website developer in exchange for 100,000 common shares of our stock. Over the next twelve months, we plan to establish ourselves on various Internet search engines and Internet links. Since we have not yet completed our site to allow online transactions and have not yet done any advertising or promotion, we have not made any Mexican furniture, and only a limited amount of jewelry and crafts, sales to date, and still must be considered to be a developmental stage company with limited operations and minimal revenue.

In addition, we plan to design and arrange the printing of approximately 2,500 glossy, detailed catalogues showcasing the wide array of quality Mexican furniture and crafts available for import to Alberta, Canada. The catalogues will be distributed to interior designers, decorators, retailers, wholesalers and select individuals who may be interested in our products.

We are still considered to be a development stage company, which has generated minimal revenue to date, and is dependent upon the raising of capital through placement of its common stock. There can be no assurance that we will be successful in raising the capital it requires through the sale of its common stock.

If only 10% of the offering is sold, we will proceed as follows:

  The offering expenses will be paid.
  We will attempt to secure further funds with an additional private placement of our common stock.
  The production of our catalogue and the development of our website will be delayed indefinitely until further funds can be secured by way of a private placement.

If only 25% of the offering is sold, we will proceed as follows:

  The offering expenses will be paid.

  We will prepare a scaled down version of our catalogue with completion of production anticipated to occur within 45 days from completion of the offering. By 'scaled' down version of the catalogue, we mean a thinner, simpler catalogue on lower grade paperstock than will be produced if more funds are raised. We anticipated spending approximately $3,000 on the catalogue.
  We will commence development of our website. A simple site has been developed until more funds can be raised. We anticipate the development of a simple, fully functional website within 30 days from completion of the offering at a cost of approximately $2,000.
  We will attempt to secure website development services from one of our directors, Christopher Fagan, in exchange for our common stock. We have no agreement or arrangement in place to do this.
  Ms. Avila, one of our directors, will conduct limited travel in order to secure agreements with suppliers at a cost of approximately $2,000.
  We will have no available working capital. We will attempt to secure further funds with a private placement of our common stock.

We anticipate commencing operations approximately 45 days after completion of the offering. If 50% of the offering is sold, we will proceed as follows:

  The offering expenses will be paid.
  We will commence the design and production of our catalogue with completion anticipated to occur within 45 days from completion of the offering at a cost of approximately $10,000.
  We will commence the development and promotion of our website. We anticipate the completion of a fully functional website within 30 days from completion of the offering at a cost of approximately $5,000.
  Ms. Avila, one of our directors will commence travel to Mexico within 15 days from completion of the offering in order to establish informal supply agreements. We anticipate spending approximately $5,000 on travel expenses.
  We anticipate commencing operations approximately 45 days after completion of the offering.

If 75% of the offering is sold, we will proceed as follows:

  The offering expenses will be paid.
  We will commence the design and production of our catalogue with completion anticipated to occur within 45 days from completion of the offering at a cost of approximately $15,000.
  We will commence the development and promotion of our website. We anticipate the completion of a fully functional website within 30 days from completion of the offering at a cost of approximately $7,500.
  Ms. Avila, one of our directors will commence travel to Mexico within 15 days from completion of the offering in order to establish informal supply agreements. We anticipate spending approximately $12,000 on travel expenses.
  We anticipate commencing operations approximately 45 days after completion of the offering.

If 100% of the offering is sold, we will proceed as follows:

  The offering expenses will be paid.
  We will commence the design and production of our catalogue with completion anticipated to occur within 45 days from completion of the offering at a cost of approximately $20,000.

  We will commence the development and promotion of our website. We anticipate the completion of a fully functional website within 30 days from completion of the offering at a cost of approximately $10,000.

  Ms. Avila, one of our directors will commence travel to Mexico within 15 days from completion of the offering in order to establish informal supply agreements. We anticipate spending approximately $20,000 on travel expenses over the next 12 months.
  We anticipate commencing operations approximately 45 days after completion of the offering.

BUSINESS

IN GENERAL

We were incorporated on April 17, 2002 and are in the process of commencing operations, but have not generated any revenue and are still a development stage corporation. We plan to engage in the selling of Mexican furniture and other quality Mexican handcrafted products through mail order catalogues and on the Internet. Our mailing address is Suite #219 10654 - 82 Avenue, Edmonton, Alberta, T6E 2A7. The telephone number of our principal executive office is (780) 710-9840.

FORWARD LOOKING STATEMENTS

This registration statement contains forward-looking statements. Our expectation of results and other forward-looking statements contained in this registration statement involve a number of risks and uncertainties.

Among the factors that could cause actual results to differ materially from those expected are the following: business conditions and general economic conditions; competitive factors, such as pricing and marketing efforts; and our ability to access unique affordable products from Mexico. These and other factors may cause expectations to differ.

TORTUGA

Catalogues

We intend to provide detailed catalogues offering fine Mexican furniture, jewelry and crafts to interior decorators, retailers and individuals in Alberta, Canada.

Internet

In addition, we intend to become an online source for fine Mexican furniture and crafts. We anticipate that our website, which we anticipate will be fully launched in March 2005, will offer consumers a selection of Mexican furniture, kitchenware, jewelry and crafts. Our strategy is to become a leading online source for Mexican furniture and crafts by positioning ourselves on Internet links and search engines, and by conventional direct mail advertising for our catalogues. We plan on selling products without entering into formal supply contracts. Our website and catalogues will contain clearly stated disclaimers that some products ordered might not be available. If a product is not available the customer will be offered a credit for another piece of merchandise or a refund.

Advertising

All conventional advertising and marketing will be done internally. We do not intend to hire an outside advertising agency. Our website developer will, in return for payment in common stock or cash, establish a regular submission schedule to all major search engines and links to sites of similar interests to establish traffic to our website, and will, along with management, analyze weekly traffic and source reports from reporting software which monitors our web sites.

Our e-commerce website will be located at www.tortuga-imports.com. Information on the status of our business is currently available on this site.

BUSINESS STRATEGY

History

From 1995 to 1997, Ms. Avila, one of our directors, traveled extensively throughout the country of Mexico. During this time, Ms. Avila came in contact with various producers of fine furniture, jewelry and Mexican crafts. Ms. Avila was impressed by the opportunity she saw to obtain exceptional Mexican furniture, jewelry and crafts and effect its reliable delivery to international buyers. Initially Ms. Avila was travelling throughout Mexico in pursuit of personal purchases. However, Ms. Avila soon realized that there was an opportunity to export these fine products abroad. Ms. Avila cultivated relationships and contacts with various producers throughout Mexico.

Potential Suppliers

We intend to use several different suppliers for our products. Ms. Avila has contacted representatives from several suppliers including Fonart in Mexico City, Hermanos Vasquez in Mexico City and Muebles Contemporaneos Mexicanos in Puebla. We do not currently have any formal contracts or other arrangements with any suppliers.

Fonart or Fondo Nacional Para el Fomento des las Artesanias is a non-profit Mexican government institution that supports arts and crafts producers in Mexico. Fonart supplies a wide variety of crafts, silverware and some furniture. Ms. Avila has had informal discussions with representatives of Fonart discussing the logistics of purchasing products from Fonart on a regular basis. To date, no formal agreement has been reached with Fonart. We do not intend to ever establish a formal supply agreement with Fonart, or any other supplier. We have no reason to believe, however, that Fonart will not be an adequate supplier of certain products.

Hermanos Vasquez is a large furniture retailer based out of Mexico City. Ms. Avila has had informal discussions with representatives of Hermanos Vasquez discussing the logistics of obtaining furniture from their stores, in particular with reference to the possibility of shipping directly to customers. To date, we have no formal agreement with Hermanos Vasquez.

Muebles Contemporaneos Mexicanos is retail provider of Mexican rustic furniture located in Puebla. Ms. Avila has had informal discussions with representatives of this store, including discussions of volume discounts. To date, we have no formal agreement with Muebles Contemporaneos Mexicanos, however, we anticipate they will be able to provide us with furniture on an as needed basis.

In January 2004, all of the suppliers mentioned above were contacted by Ms. Avila in person to confirm their ability to supply unique products to us as needed.

Ms. Avila has also had discussions with small family operations in San Miguel de Allende, Puebla, Mexico City and Taxco. All family and small operations that Ms. Avila talked to were eager to provide us with their unique products. However, to date, we have no formal relationships with any such manufacturers.

In August 2003, Ms. Avila traveled to Taxco, Mexico and purchased silver jewelry from various suppliers. Ms. Avila purchased the jewelry on behalf of the Company. The purchase shall be treated as a shareholder advance of approximately $800 of inventory. In addition to purchasing jewelry, Ms. Avila had discussions with the operators of each source of silverware and discussed the possibility of future purchases. However, no formal relationships or contracts were established. The suppliers where Ms. Avila purchased silverware were as follows (all suppliers in Taxco): D'Angelica Disenos, Delia Gonzalez, Adictos a la Piedra and Exportaciones Candy .925.

The Company anticipates relying on approximately three family owned suppliers of silverware. In January 2004, Ms. Avila met with the above mentioned suppliers and discussed price reductions based on volume purchasing. Ms. Avila was able to foster a more close relationship with the suppliers, which is the customary means of doing business in this industry. Ms. Avila had informal discussions with the following suppliers: Estrada, Exportaciones Candy .925 and D'Angelica Disenos. Formal contracts are not common with cottage industry suppliers of the products we intend to offer The Company does not have any formal contracts to secure products or prices and there is no guarantee that the particular suppliers we have been dealing with will be able to provide product in the future. We are of the view however that given the abundance of Mexican suppliers of the products we intend to offer we will be able to secure an adequate supply if our particular suppliers are unable to do so or go out of business.

In September and October 2003 Ms. Avila sold silverware to various individuals in Edmonton, Alberta for total revenue of $2,000. The supplier of the silverware was Estrada, a retail and wholesale supplier located in Taxco Mexico. The silverware was sold to individual friends and family members. Ms. Avila contacted each purchaser and offered to show them a sample of our products. The cost of the goods sold was $600. The Company reimbursed Ms. Avila $2,000 thereby reducing the amount of the shareholder advance payable to Ms. Avila from $4,500 to $2,500.

Ms. Avila has traveled extensively in Mexico and met a wide variety of individuals and companies that are offering products we intend to sell through our catalogues and on the Internet. While we do not anticipate problems securing our products from these producers, we have no formal contracts to date.

We also intend to buy directly from the families and small manufacturers who produce furniture and crafts thereby ensuring reasonable costs. In addition, the majority of these products are hand-made and therefore each item is unique. Each item is unique in that every particular piece of a certain item will have subtle differences in grain, texture or finish given that they are handcrafted not mass produced. As such, each piece ordered will not be exactly as shown in the catalogue. We will not be updating the catalogue with every sale as the items sold are all unique versions of the particular item pictured. While each product will have unique variances, the items are fungible.

Shipping

The products sold through the catalogue will be purchased directly from suppliers and resold to customers. The products will be shipped to Edmonton and subsequently be delivered to, or picked up by customers. For some online purchaser, we anticipate shipping some of the products directly from the source in Mexico to the customer. For such transactions, we will receive payment in advance for the product, including a premium for our services and send the payment to the supplier with delivery instructions for the customer. We do not anticipate the customers paying the suppliers directly.

We have confirmed in our discussions with potential suppliers that they will be able to fulfill both large and small orders. For orders to be sent directly to a customer, we will provide the supplier with the exact shipping details along with instructions on which freight provider to use. Larger orders will be transacted through larger more established suppliers who will likely have greater capacity to provide a larger number of a particular item. Unique items produced by small family suppliers may not be conducive to large orders and as such we may not be able to provide large quantities of certain items. We do not anticipate this as a problem.

The Mexican Furniture Industry

The Mexican furniture industry has recently experienced significant growth. From 2000 to 2002 furniture production increased by 19.3% and furniture exports grew by 22%.

The Mexican furniture industry was for a long time protected from international competition but has undergone a profound restructuring in the 1980s. There are more than 19,000 furniture manufacturers in Mexico, employing a total of 175,000 workers. Upholstered furniture accounts for 16% of Mexican furniture production, followed by office furniture and kitchen furniture. The largest share is represented by the residual category of other furniture including bedroom, dining-room and living-room furniture. (Source: CSIL Milano Furniture Industry Research Centre.)

The jewelry industry in Mexico is very diverse. Silver jewelry comes predominantly from the Taxco region in the State of Guerrero.

The craft industry in Mexico is also very diverse. Producers of Mexican crafts range from large companies to small family operations and includes everything from woodcarvings, papier-mache, glassware and pottery. There is an abundance of suppliers throughout Mexico offering a wide variety of crafts.

The distribution method of our products from Mexico will be primarily be ground transport via tractor-trailer. Mexico has a vast transportation network with several crossings into the United States. Smaller items may be shipped by mail and courier.

THE CATALOGS

We will prepare detailed catalogues setting out the products we have available. To date, we have not commenced the production of any catalogues. Catalogues will be distributed to retailers, interior designers, decorators, wholesalers of furniture and select individuals in Alberta, Canada. The catalogue will be characterized by color photographs set out in a visually appealing manner with a detailed description of the products.

The catalogues will focus on larger, higher priced, luxurious pieces of furniture. We anticipate the catalogue will contain approximately 20 to 25 different furniture pieces. The types of furniture pieces that will be featured in the catalogue will include the following: armoires, bedroom pieces, bookcases, dining cabinets and dining tables, chests, cocktail bars, sofas and benches.

We anticipate acquiring the furniture pieces from suppliers such as Fonart, in Mexico City and Muebles Cóntemporaneos Mexicanos in Puebla. In addition, we anticipate acquiring furniture pieces from various small family and individual suppliers of furniture. We have not yet photographed the furniture items for the catalogue. The catalogues will provide ideas about interior decorating and Mexican colonial designs and offer informative ideas for incorporating our products into a home.

In addition, the catalogues will provide a brief history of the region from which each particular piece originates along with a description of the particular family or manufacturer that has produced the item.

We anticipate completing and distributing the catalogues within 45 days from completion of the offering. We anticipate producing the catalogues with a company such as MBase, a catalogue producer in Edmonton that offers catalogues that can be published to print, CD and the Web all from a central catalogue database.

RETAIL

We will consider a limited retail role in the Edmonton area. We will consider a temporary stall in West Edmonton Mall, one of the largest shopping centers in North America. We plan on renting a small portable stand located in the thorough fares of the shopping mall. At these stands, we will offer jewelry and silverware such as rings and bracelets. We anticipate that the suppliers of our retail products will be the same suppliers that provide items to our catalogue and our website. It is our intention to sell smaller items at the stall such as jewelry and silverware that we will supply to the stall on an as needed basis. If a stall is placed in a shopping center, we will need to hire an employee to work at the stall. We anticipate hiring an employee at minimum wage on a part-time basis as we only intend to have the stall open during peak shopping hours in the mall.

The cost of renting a stall in the West Edmonton Mall is approximately $800 per month.

THE INTERNET

We believe that the Internet is uniquely qualified to become an alternative purchase route for unique Mexican furniture and crafts. Using the Internet, we will offer a highly efficient solution that allows customers to research a large selection of unique and affordable products in the convenience and privacy of their own homes so that informed purchase decisions may be made.

Our goal is to provide a comprehensive online source for products and information about Mexican furniture, jewelry and crafts. To achieve this goal, we are focusing on the following objectives:

  Offer a unique, select line of products and provide a convenient shopping experience, together with access to product and interior decorating information, and make our products accessible to a wide range of consumers whose level of interest and knowledge ranges from casual to sophisticated.
  Offer compelling content and information. As we enhance our website, we will provide information about Mexican furniture and crafts, and hyperlinks to credible third-party information sources about interior decorating and Mexican colonial designs by offering informative suggestions and ideas for incorporating the unique Mexican items we offer into the individual users home.

We anticipate that our website will be completed and fully functional by March 2005. The domain name is www.tortuga-imports.com. An introductory page with limited information on the status of our business is currently available on this site.

GROWTH STRATEGY

Our growth strategy will focus on maximizing the lifetime value of our customers by establishing ourselves as a "trusted provider" of Mexican furniture, jewelry and crafts and by creating long-term customer relationships. We believe that this strategy will build customer loyalty, encourage repeat purchases, increase average order size and produce recurring revenues. In order to maximize the lifetime value of our customers, we believe that we must:

    generate high levels of interest and awareness of the our brand to encourage consumers to try online purchasing;
    build customer trust in our brand;
    provide helpful product information to facilitate informed purchases; and
    reward customer loyalty.

The key elements of our growth strategy include:

Acquiring new customers. Our objective is to attract new customers through aggressive marketing initiatives and strategic relationships that generate awareness of our brand as a comprehensive online source for both products and hyperlinks to credible third-party information sources. We intend to commence this strategy within 30 days of closing the offering.

Building strategic relationships. We will attempt to build new strategic relationships to enhance our brand. We will build strategic relationships with interior designers to expand our content offerings. We will attempt to cultivate relationships with interior designers to encourage them to recommend our products, particularly furniture, in their design recommendations. Ms. Avila intends to visit interior designers in the Edmonton area and educate them on the colonial Mexican furniture themes and provide them with catalogues. We will consider offering interior designers commissions on pieces purchased by their clients on their recommendations. To date, we have no formal relationships with any interior designers. We intend to commence this strategy immediately upon completion of the offering.

Promoting Customer Retention. Our goal is to maximize customer retention and to increase order frequency and size across our customer base. Through a combination of quality unique products, price and service, coupled with the personalization capabilities of the Internet, we plan to build relationships with our customers that will meet their purchasing needs for Mexican furniture, jewelry and hand crafts. We intend to promote customer retention and growth by utilizing the following strategies immediately upon completion of the offering:

(a) Utilization customer database for target marketing. We plan to develop and target a customer database with e-mail marketing messages designed to stimulate repeat purchases and increased spending. Our database will contain a detailed customer information about the preferences and purchasing patterns of our online customers; and

(b) Enhancement of Customer Experience. To enhance the purchasing experience, we intend to make our catalogues and website visually pleasing and informative in nature. We will also use customer feedback and transaction histories to expand our product offerings and to pursue additional revenue opportunities.

Seeking Alternate Means of Financing. We will apply for financial assistance or transportation subsidies within Mexico from organizations such as the Mexican Investment Board. The Mexican Investment Board is a non-profit organization jointly sponsored by the private sector and the Government of Mexico. Its mission is to assist foreign businesses and investors to explore and pursue business opportunities in Mexico. We intend to commence this process prior to completion of the offering.

Local Assembly. We plan to assemble larger furniture items, locally in Edmonton. This will only be done for pieces deliverable in the Edmonton area. In the case of online orders shipped directly from the source to the customer the supplier would assemble the furniture before sending the product. We anticipate the assembly of large, bulky items to be delivered in Edmonton will be more cost effective than shipping such items from Mexico fully assembled.

The storage space will be an additional cost, however, we will require storage space regardless of whether local assembly is undertaken. If the assembly of larger items locally does not prove cost effective we will discontinue this practice. We also anticipate certain catalogue items (the larger items, assembled locally) to be more reasonable than the same product online shipped directly from supplier to customer. Catalogue sales will only be to residents of Alberta, primarily in the greater Edmonton area. We will require storage space to house and assemble the furniture. We anticipate we will need approximately 1,000 square feet of storage and assemblage space. We have contacted qualified local craftsmen and carpenters in the Edmonton area who will be able to piece together larger furniture items that will be shipped to Canada in pieces in order to decrease shipping costs. We have no formal arrangements with the craftsmen and carpenters. Once constructed, the furniture will be transferred by ground transportation to the customers. For online purchases, we anticipate shipping directly from the source in Mexico to the customer. We will commence this process once we have determined that larger items will comprise a significant portion of our sales.

Accelerating unique marketing initiatives. We plan to utilize a broad range of advertising and marketing programs to build awareness of us as a comprehensive online source for products and information. We will use these programs to communicate the value proposition of our website and to encourage new customers to experience online buying. Our marketing initiatives will include online and traditional media. In addition, we will incorporate some unique initiatives such as:

The Student Ambassador Program

We will provide copies of our catalogues to the many Mexican students studying English in Alberta. We will encourage the students to display our catalogue and discuss Mexican furniture and crafts with their "homestay" families. The students will be contacted by announcements posted in the English department of the University of Alberta. Students will be encouraged by a commission on any sales. The commissions will be payable in merchandise or prizes and not in cash. We anticipate the merchandise or prizes will consist of vouchers or gift certificates to the restaurants involved in the restaurant promotion.

Restaurant Promotion

\We will encourage the use of our unique furniture and crafts in Mexican restaurants by offering generous discounts on certain items or perhaps loaning certain items to the restaurants. We will send our catalogue, when completed, to various Mexican and southwestern style restaurants in the Edmonton area with information on our restaurant promotion. We do not have any formal contracts or arrangements with any restaurants as of yet.

Education

We will provide informative, detailed information on how to develop a unique, colonial Mexican style to a particular room or home. We will provide information on the compatibility and pairing together of certain of our products in order to encourage multiple purchases.

The educational component will also encourage the prospective buyer to design their own colonial style home, thereby enhancing the shopping experience.

Submission of Photographs

We will encourage the submission of photographs from prospective clients looking for design ideas for a particular room. We will forward to a prospective purchaser a list of various items that our design staff (Ms. Avila) feel are compatible with that particular room.

We will commence the aforementioned unique marketing initiatives on a trial basis immediately upon completion of the offering.

MILESTONES

First phase. It is anticipated that, if this offering is successful in selling all of the 750,000 shares offered, we will have enough capital to satisfy our cash requirements for the next twelve months. With this capital, we will be able to launch our catalogue and Internet campaigns to build awareness of our brand. In addition, we will improve our website by making it easier to use, more secure with advanced encryption technology, and more informative with up to date decorating tips for the colonial style.

This is the first phase of the accomplishment of our goals. We expect to reach this goal by the end of the sixth month following the closing of this offering, and the source of funds to accomplish this goal are from this offering. We expect to generate our first revenues as a result of this phase.

Second phase. Our second phase includes the acceleration of our marketing activities by conventional direct advertising, the establishment of strategic relationships and the expansion of our supplier base in Mexico, which can only be accomplished by hiring additional clerical personnel, traveling to Mexico, and by the raising of additional capital, which we plan to accomplish by private placements of common stock, in the event the funds from this offering are not sufficient. There are no commitments to purchase any of our common stock in a private placement, but we do have private sources to solicit for private placement capital. These private sources include friends and business associates of Ms. Avila, one of our directors. The successful private placement of our common stock will be facilitated by us establishing a quote for our stock on a national quotation service such as the pink sheets or the NASD Bulletin Board, and there can be no assurance that this can be accomplished. We will continue to rely upon Internet expertise of Christopher Fagan, one of our directors, in return for common stock for the improvement of our website and the launching of our Internet campaign to build awareness of our brand, in the event we are unable to raise sufficient capital. We will consider offering common stock to the providers of our merchandise catalogues, however, no such arrangements have been made. Such distributions would be made in lieu of cash payments and would be subject to all applicable securities laws. The cost of the second phase is estimated by us to be approximately $50,000. There can be no assurance that we will be able to raise this capital. Depending upon the ability to raise the capital necessary for this phase, we expect that it will be accomplished by the twelfth month after closing of this offering.

ADVERTISING AND MARKETING

We intend to pursue strategic advertising and marketing campaigns. See information under the heading "Accelerate unique marketing initiatives" of this prospectus. After the receipt of the proceeds of this offering, if any, we intend to implement an aggressive online advertising and marketing campaign to increase awareness of our name and to acquire new customers through multiple channels, including traditional and online advertising, direct marketing and expansion and strengthening of strategic relationships. We believe that the use of multiple marketing channels reduces reliance on any one source of customers, maximizes brand awareness and promotes customer acquisition.

We intend to use traditional and non-traditional methods of marketing for our catalogues. We will rely heavily on "word of mouth" through our "Student Ambassador Program" (see "Growth Strategy") and by placing our products in Mexican restaurants. In addition, we will distribute our catalogues to interior designers, decorators, retailers and wholesale in the province of Alberta. We will seek out strategic relationships with interior designers in hopes of finding common designing ground to incorporate our products into their client design recommendations.

We will seek to promote its website and attract visitors to it by becoming predominant on major search engines and banner advertisements. In addition, we will promote our website and our products by conventional advertising and marketing.

In order to create this market presence and increase customer awareness, we intend to promote our website on the most effective search engines, directories and promotional sites the Internet offers. However, there can be no assurance that we will implement these programs. The programs to establish visibility and increase traffic to the website include directory submissions to make sure we are listed in the top five listings on the major search engines such as Yahoo, America Online, Excite, Infoseek, HotBot, AltaVista, and Lycos, when a potential visitor types in key words related to furniture sales. The reason for this is that many new e-commerce consumers seeking vendors of merchandise will perform searches on the major search engines for information. There can be no assurance that we can obtain such a status, but we will continually update our submissions to search engines to keep them current and will update our website frequently. We will review our site data to optimize our listing. Once the site data has been perfected, our site will be submitted to the top search engines and promotional sites. While listing a website with the search engines and promotional sites is a high priority for the foundation of our Internet program, targeted links with sites of similar interest is another powerful method of obtaining visitors that are interested in our site. We will search for sites of similar interest where it is likely to find our target audience to place targeted links. These links will increase targeted traffic to our website. We intend to design a professional banner and place it with various sites and banner exchange facilities on a "reciprocal" basis, at no charge to us. We also plan to purchase online ad banners on highly trafficked web sites that appeal to our target audience. We have not yet placed banners on any sites.

COMPETITION

The Mexican furniture and crafts market is highly fragmented. In addition, the online commerce market in which we operate is new, rapidly evolving and highly competitive. We expect competition to intensify in the future because current and new competitors can launch web sites at a relatively low cost.

There are not a significant number of online providers of unique Mexican furniture, jewelry and crafts. Our principal competitor will be retail sellers of Mexican products. Our principle obstacle will be the primary method consumers purchase furniture, that is, in person where products can be touched and viewed in various lighting. We believe we can overcome this disadvantage based on: (a) our competitive pricing; and (b) the unique products we offer which are not available at retail outlets; and (c) the educational an informative shopping experience we intend to create.

The products we intend to offer are readily available in Mexico. We will allow the customer to select from a wide range of products from various regions of Mexico from their own home as opposed to travelling to Mexico. Most of the small suppliers from whom we intend to purchase are not equipped to offer products online.

THE PRODUCTS

HAMMERED COPPER, OLD RECLAIMED PINE AND FORGED IRON FURNITURE

We will offer a unique line of rustic Mexican furniture. We will offer a variety of different furniture items, including the following types of furniture:

armoires -	These bedroom pieces stand approximately 6 feet tall and are constructed of solid kiln dried pine.
coffee and sofa tables -	Available in various unique designs. Constructed of solid kiln dried pine.
dining room sets -	Various tables available, including tables with extensions. All tables are produced with a combination of new pine wood and antique moth-eaten wood.
desks -	Several styles available including simple computer desks to fold down desks with shelves. All pieces constructed with pine.
beds -	All sizes available. Some pieces include hand-forged wrought iron hardware to compliment the solid pine construction.

The furniture will be characterized by the following finishes and features:

hammered copper -

Hammered copper hardware will be a feature of most of our pieces. Hammered copper pieces and accessories are made by hand by hammering copper into cast iron molds in the desired form. The pieces are then hard trimmed and polished.

Old reclaimed pine -	This is wood that is usually rescued from old buildings or other structures. It is environmentally friendly and adds character to each piece.
forged or wrought iron -	This is metal that has been hammered, bent or twisted into shape as opposed to "cast" which is poured at a foundry. The metal has a unique, distressed rugged look and feel.

The producers of the furniture we will offer use centuries-old craftsmanship dating back to the 17th century to cover furniture and table tops with hand-hammered copper. The sources of our furniture have also revived the all-but-lost art of yesteryear's blacksmiths with the addition of textured and chemical patina finishes to the forged iron pieces. A "chemical patina" finish is a finish created by applying chemicals and heat to a metal surface usually a bronze surface. Once the desired color is achieved, the raised areas are highlighted and a clear protective coating is applied to inhibit further chemical reaction. We anticipate acquiring many of our craft products from Fonart, a Mexican government organization that promotes Mexican artisans and sells their products. We have not yet reached any agreement or understanding with this supplier.

The wooden furniture we will offer is one of the highest quality lines being manufactured in Mexico in the category of 'pastoral' or 'country' that is the rustic, southwestern style of furniture unique to Mexico. The furniture is constructed using solid reclaimed pine mixed with new kiln-dried pine. In accordance with our desire to protect our environment, we will insist on the use of only an all-natural wax finish for the products we import. This coat protects against splitting and cracking.

The warmth of wood combined with hand-forged ironwork make for a distinctive line of furnishings that we believe is complimentary to almost any decor. For clients who wish to create their own piece, they unique may specify hammered copper inlay on distressed wood furniture, combined with a selection of more than 20 finishes on forged iron. "Distressed wood" is new wood that has been finished in such a way as to give it a rugged, antique like appearance. These finishes are durable and are chemically bonded to produce a variety of subtle hues and sophisticated patterns with a no-gloss finish without luster ("matte") or patina effects. Slight imperfections may exist in texture, size, appearance or finish giving each piece a unique character.

We anticipate that the majority of furniture items will be supplied from various suppliers in Puebla, Mexico. We have not yet reached any agreements or understandings with such suppliers.

SILVERWARE

The silverware will be purchased primarily from the town of Taxco, in the State of Guerrero. The silverware we will offer will be characterized by diversity of design, high quality and originality. We will offer unique necklaces, bracelets, earrings, rings, broaches, pendants, ornaments, cufflinks and key rings. Each piece of our silver is stamped with a "925". This certification means that there are 925 parts of silver in every 1000 parts of its metal content.

We anticipate purchasing silverware from Mexican Silver Source, in Taxco, State of Guerrero. We have not yet reached any agreements or understandings with any silver suppliers.

CRAFTS - WE WILL OFFER THE FOLLOWING CRAFTS:

Papier Mache - Various unique and beautiful sculptures handmade by Mexican artisans by using natural and recyclable materials from the State of Jalisco and elsewhere. We will offer a wide line of pieces with different themes like: wild animals, tropical birds, aquatic species and flowers.

Ceramics - A beautiful collection of decorative ceramic pots. These products will be available in different color tones and are handmade in the State of Jalisco.

Glassware - Hand blown glassware including glasses and vases all with the "pontil" which is the place on the bottom of the glass that indicates that the piece is mouth blown. Blown glass is typically produced in the colors of blue, yellow, amethysts, green and red.

We anticipate acquiring the majority of our craft products from individuals and family-run enterprises in addition to Fonart, a Mexican government organization that promotes Mexican artisans and sells their wares. We have not yet reached any agreement or understanding with this supplier.

OUR SERVICES

FREIGHT LOGISTICS

Prior to shipping, any products we will solicit several bids from commercial freight transport companies for the size of trailer or container the customer's shipment requires. After a customer has selected a transport company from our summary we prepare detailed instructions to guarantee good communications and proper execution of freight transport services.

PRODUCT SOURCING

In addition to core suppliers of furniture, jewelry and crafts, we will maintain a database of Mexico manufacturers to share with our clients. If a particular product is made in Mexico, we can help the customer find it and procure it.

EXPORT DOCUMENTATION/CUSTOM BROKER COORDINATION

We will prepare the required export documentation and provide it to the customs brokers, thereby facilitating timely clearance of the customer's shipment through Customs.

The above-mentioned services are provided as part of the sale of a particular item.

LEGAL PROCEEDINGS

We are not subject to any pending litigation, legal proceedings or claims.

GOVERNMENT APPROVALS

We do not require any specific governmental approvals for the products and services we intend to offer. We will be subject to government regulation governing importers of products into Canada as dictated by Canada Customs and Revenue Agency. As a commercial importer we will be required to register our business with Canada Customs and Revenue Agency and open an import/export account with them.

EMPLOYEES

We presently employ our President and Director, Ms. Vanessa Avila who devotes approximately 20 hours per week, on our business. We will consider hiring a clerical employee in Edmonton. We will use the services of carpenters to assemble our products on an as needed contractor type basis.

PROPERTIES

We do not lease or own any real property. Our office space is an office sharing arrangement being provided as an accommodation to us by a business associate of Ms. Avila. When we commence operations, it will be necessary for us to seek appropriate individual offices and storage space. Management believes suitable commercial space will be available when it is needed. We own our Internet website, which is currently operational and the Internet domain name, www.tortuga-imports.com.

PATENTS

We have no patents or trademarks. We own the domain name, www.tortuga-imports.com.

MANAGEMENT

Executive Officers, Key Employees and Directors

The members of our Board of Directors serve until the next annual meeting of stockholders, or until their successors have been elected. The officers serve at the pleasure of the Board of Directors.

Our current executive officers, key employees and directors are:

Name	Age	Position

Vanessa Avila	29	President, Secretary, Treasurer and Director
Christopher Fagan	37	Director

Ms. Avila is our current President and Director and has been since her appointment to the Board of Directors on April 17, 2002. From 2001 through to the present, Ms. Avila has been a Spanish instructor at the University of Alberta in Edmonton, Canada teaching entry-level full credit Spanish courses and upper level advanced courses. Ms. Avila graduated from the University of Alberta with a Bachelors degree in Linguistics in June 2001. From 1997 to 2001 Ms. Avila was attending the University of Alberta on a full time basis.

Mr. Fagan is a Director and has been since his appointment to the Board of Directors on August 15, 2002. From December 2002 to the present, Mr. Fagan has been employed as Founder and President of Fusebox Communications, a graphics design and web development company in Vancouver, British Columbia. From 2000 to 2002, Mr. Fagan was the Creative Director at Iscape Internet Consultants, a graphic design and website design company in Vancouver, British Columbia. From 1998 to 2000, Mr. Fagan was a senior designer for corporate marketing materials and literature at PricewaterhouseCoopers in Vancouver, British Columbia. Mr. Fagan has a Diploma in Fine Arts from the Emily Carr Institute of Art and Design in Vancouver, British Columbia.

EXECUTIVE COMPENSATION

No salaries are being paid at the present time to Ms. Avila or Mr. Fagan, our directors and officers. There were also no grants of options given to Ms. Avila or Mr. Fagan during the current fiscal year. Since inception, the only compensation that has been awarded to, earned by, or paid is as follows:

Long Term Compensation
		Annual Compensation			Awards

Name and Principal Position [1]	Year	Salary ($)	Bonus ($)	Other Annual Compensation ($)	Restricted Stock Award(s) ($)	Securities Underlying Options / SARs (#)	LTIP Payouts ($)	All Other Compensation ($)
Christopher Fagan, Director	20042003 2002	0 0	0 0	0 0	0 $100	0 0	0 0	0 0
Vanessa Avila, President, Secretary and Director	20042003 2002	0 0	0 0	0 0	0 0	0 0	0 0	0 0

EMPLOYMENT AGREEMENTS

We have not entered into any employment agreements with any of our employees, and employment arrangements are all subject to the discretion of our board of directors.

PRINCIPAL STOCKHOLDERS

The following table presents certain information regarding beneficial ownership of our common stock as of January 31, 2005, by (I) each person known by us to be the beneficial owner of more than 5% of the outstanding shares of common stock, (ii) each of our directors, (iii) each Named Executive Officer and (iv) all directors and executive officers as a group. Unless otherwise indicated, each person in the table has sole voting and investment power as to the shares shown.

Name and Address of Beneficial Owner	Common Shares Beneficially Owned	Percent Before Offering	Percent After Offering
Vanessa Avila 9111 - 117th Street Edmonton, Alberta T6G 1S1	2,000,000	95.24%	70.2%
Christopher Fagan 2655 Cranberry Drive Vancouver, BC V6K 4V5	100,000	4.76%	3.5%
All Officers and Directors as a Group (2 persons)	2,100,000	100%	73.7%
Table is based on current outstanding shares of 2,100,000.

CERTAIN TRANSACTIONS

In connection with our incorporation, on April 17, 2002, Ms. Avila was issued 2,000,000 shares of restricted common stock, valued at $.001 per share, for an consideration of $2,000, pursuant to Section 4(2) of the Securities Act of 1933, to sophisticated persons (officers and directors) having superior access to all corporate and financial information. Under Rule 405 promulgated under the Securities Act of 1933, Ms. Avila may be deemed to be our promoter. No other persons are known to us that would be deemed to be promoters.

On August 15, 2002, in exchange for website development services rendered, we issued 100,000 shares of its common stock valued at $.001 per share, to Mr. Christopher Fagan, one of our directors, for a total of $100, in reliance upon Section 4(2) of the Securities Act of 1933, sophisticated persons (officer and directors) having superior access to all corporate and financial information.

During the year ended August 31, 2004 our president and majority shareholder, Vanessa Avila, advanced us $12,000. To date she has advanced us a total amount of $14,500. The loan does not bear interest and there is no formal documentation in respect of the loan. There is no payment due date or termination date. Ms. Avila has indicated a willingness to accept payment when the company is in a position to pay.

DESCRIPTION OF SECURITIES

Common Stock

Our authorized capital stock consists of 25,000,000 shares of common stock, par value $0.00001 per share. The following are the all of the material terms that apply to our holders of our common stock:

They have equal ratable rights to dividends from funds legally available if and when declared by our board of directors;

They are entitled to share ratably in all of our assets available for distribution to holders of common stock upon liquidation, dissolution or winding up of our affairs;

They do not have preemptive, subscription or conversion rights and there are no redemption or sinking fund provisions or rights; and

They are entitled to one non-cumulative vote per share on all matters on which stockholders may vote.

The firm of Clark Wilson, our legal counsel advises in an opinion attached to this registration statement as an exhibit that all shares of common stock that are the subject of this offering, when issued, will be fully paid for and non-assessable. We refer you to our Articles of Incorporation, Bylaws and the applicable statutes of the State of Nevada for a more complete description of the rights and liabilities of holders of our securities.

Non-cumulative Voting

Holders of shares of our common stock do not have cumulative voting rights, which means that the holders of more than 50% of the outstanding shares, voting for the election of directors, can elect all of the directors to be elected, if they so choose, and, in that event, the holders of the remaining shares will not be able to elect any of our directors. After this offering is completed, the present stockholders will own approximately 73.7% of our outstanding shares.

Cash Dividends

As of the date of this prospectus, we have not paid any cash dividends to stockholders. The declaration of any future cash dividend will be at the discretion of our board of directors and will depend upon our earnings, if any, our capital requirements and financial position, our general economic conditions, and other pertinent conditions. It is our present intention not to pay any cash dividends in the foreseeable future, but rather to reinvest earnings, if any, in our business operations.

Reports

After we complete this offering, we will not be required to furnish you with an annual report. Further, we will not voluntarily send you an annual report. We will be required to file reports with the SEC under section 15(d) of the Securities Act. The reports will be filed electronically. The reports we will be required to file are Forms 10-KSB, 10-QSB, and 8-K. You may read copies of any materials we file with the SEC at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, DC 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet site that will contain copies of the reports we file electronically. The address for the Internet site is www.sec.gov.

Stock Transfer Agent

We have not yet appointed a stock transfer agent for our securities. We intend to appoint a stock transfer agent before effectiveness of this prospectus.

PENNY STOCK STATUS

If and when we create a market for its common stock, our common stock is a "penny stock," as the term is defined by Rule 3a51-1 of the Securities Exchange Act of 1934. This makes it subject to reporting, disclosure and other rules imposed on broker-dealers by the Securities and Exchange Commission requiring brokers and dealers to do the following in connection with transactions in penny stocks:

1. Prior to the transaction, to approve the person's account for transactions in penny stocks by obtaining information from the person regarding his or her financial situation, investment experience and objectives, to reasonably determine based on that information that transactions in penny stocks are suitable for the person, and that the person has sufficient knowledge and experience in financial matters that the person or his or her independent advisor reasonably may be expected to be capable of evaluating the risks of transactions in penny stocks. In addition, the broker or dealer must deliver to the person a written statement setting forth the basis for the determination and advising in highlighted format that it is unlawful for the broker or dealer to effect a transaction in a penny stock unless the broker or dealer has received, prior to the transaction, a written agreement from the person. Further, the broker or dealer must receive a manually signed and dated written agreement from the person in order to effectuate any transactions is a penny stock.

2. Prior to the transaction, the broker or dealer must disclose to the customer the inside bid quotation for the penny stock and, if there is no inside bid quotation or inside offer quotation, he or she must disclose the offer price for the security transacted for a customer on a principal basis unless exempt from doing so under the rules.

3. Prior to the transaction, the broker or dealer must disclose the aggregate amount of compensation received or to be received by the broker or dealer in connection with the transaction, and the aggregate amount of cash compensation received or to be received by any associated person of the broker dealer, other than a person whose function in solely clerical or ministerial.

4. The broker or dealer who has effected sales of penny stock to a customer, unless exempted by the rules, is required to send to the customer a written statement containing the identity and number of shares or units of each such security and the estimated market value of the security. Imposing these reporting and disclosure requirements on a broker or dealer make it unlawful for the broker or dealer to effect transactions in penny stocks on behalf of customers. Brokers or dealers may be discouraged from dealing in penny stocks, due to the additional time, responsibility involved, and, as a result, this may have a deleterious effect on the market for our stock.

Shares Eligible for Future Sale

Upon completion of this Offering, we will have 2,850,000 shares of common stock outstanding. All shares sold in this offering will be freely transferable without restriction or further registration under the Securities Act of 1933, as amended. However, any share purchased by an affiliate (in general, a person who is in a control relationship with us), will be subject to the limitations of Rule 144 promulgated under the Securities Act.

Under Rule 144 as currently in effect, a person (or persons whose shares are aggregated with those of others) whose restricted shares have been fully paid for and meet the rule's one year holding provisions, including persons who maybe deemed our affiliates, may sell restricted securities in broker's transactions or directly to market makers, provided the number of shares sold in any three month period is not more than the greater of 1% of the total shares of common stock then outstanding or the average weekly trading volume for the four calendar week period immediately prior to each such sale. After restricted securities have been fully paid for and held for two years, restricted securities may be sold by persons who are not our affiliates without regard to volume limitations. Restricted securities held by affiliates must continue, even after the two year holding period, to be sold in brokers' transactions or directly to market makers subject to the limitations described above. There are no shares subject to outstanding options or warrants.

Prior to this offering, no public market has existed for our shares of common stock.

Our shares qualify as penny stocks and are covered by Section 15(g) of the Securities Exchange Act of 1934 which imposes additional sales practice requirements on broker/dealers who sell our securities in this offering or in the aftermarket. For sales of our securities, the broker/dealer must make a special suitability determination and receive from you a written agreement before making a sale to you. Because of the imposition of the foregoing additional sales practices, it is possible that brokers will not want to make a market in our shares. This could prevent you from reselling your shares and may cause the price of the shares to decline.

PLAN OF DISTRIBUTION

The offering is self underwritten. We will offer the shares directly to investors through one of our officers, Vanessa Avila, who will offer the shares by prospectus and sales literature, to friends, former business associates and contacts, and by direct mail to investors who have indicated an interest in Tortuga. The offering is a self underwritten offering, which means that it does not involve the participation of an underwriter or broker.

There is no minimum offering, no escrow will be used for this offering, and no funds will be returned to investors. Funds received may used by us in our discretion.

The offering of the shares shall terminate no later than 90 days after the effectiveness of this prospectus unless we extend the offering for an additional 90 days.

The Company reserves the right to reject any subscription in whole or in part, or to allot to any prospective investor less than the number of shares subscribed for by such investor. Should we decide to return funds to a prospective investor we shall do so within 48 hours of receipt of the subscription funds.

There is no established public market for our common stock, and the offering price has been arbitrarily determined. There can be no assurance that a public market for the common stock will ever develop.

The first $10,000 in capital raised from this offering will be used to pay offering expenses. Funds received in the offering will be immediately available to us for use and will not be placed in an escrow or trust account. There is no minimum number of shares that must be sold in order for us to use any of the proceeds of this offering.

Ms. Avila will receive no commission from the sale of any shares. Ms. Avila will not register as a broker-dealer under Section 15 of the Securities Exchange Act of 1934 in reliance upon Rule 3a4-1. Rule 3a4-1 sets forth those conditions under which a person associated with an issuer may participate in the offering of the issuer's securities and not be deemed to be a broker-dealer. The conditions are that:

  The person is not subject to a statutory disqualification, as that term is defined in Section 3(a)(39) of the Act, at the time of his participation; and

  The person is not compensated in connection with his participation by the payment of commissions or other remuneration based either directly or indirectly on transactions in securities; and

  The person is not at the time of their participation, an associated person of a broker-dealer; and

  The person meets the conditions of Paragraph (a)(4)(ii) of Rule 3a4-1 of the Exchange Act, in that he (A) primarily performs, or is intended primarily to perform at the end of the offering, substantial duties for or on behalf of the Issuer otherwise than in connection with transactions in securities; and (B) is not a broker or dealer, or an associated person of a broker or dealer, within the preceding twelve (12) months; and (C) do not participate in selling and offering securities for any Issuer more than once every twelve (12) months other than in reliance on Paragraphs (a)(4)(i) or (a)(4)(iii).

Ms. Avila is not subject to disqualification, is not being compensated, and is not associated with a broker-dealer. Ms. Avila is and will continue to be one of our directors at the end of the offering and has not been during the last twelve months and is currently not a broker/dealer or associated with a broker/dealer. Ms. Avila has not participated in selling an offering of securities for any issuer more than once during the last twelve months and will not in the next twelve months offer or sell securities for any issuer.

LEGAL MATTERS

The validity of the common stock offered will be passed upon for the Company by Clark Wilson, Barristers & Solicitors, Vancouver, British Columbia, Canada.

EXPERTS

Our Financial Statements for the period from inception to August 31, 2004 included in this prospectus and elsewhere in the Registration Statement have been audited by Lopez, Blevins, Bork & Associates, LLP, Independent Certified Public Accountants, as set forth in his reports thereon appearing elsewhere herein, and are included in reliance upon such reports, given upon the authority of such firm as experts in accounting and auditing.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

Malone & Bailey, PLLC (the "Former Accountant") was dismissed on September 8, 2004 as our independent auditors. Malone & Bailey's audit reports on our financial statements as of August 31, 2003 and 2002 and for each of the two years then ended and for the period from April 17, 2002 (Inception) through August 31, 2003, did not contain an adverse opinion or disclaimer of opinion, or qualification or modification as to uncertainty, audit scope, or accounting principles.

During the two most recent fiscal years ended August 31, 2003 and 2002 and in the subsequent interim period, there were no disagreements with Malone & Bailey, PLLC on any matters of accounting principles or practices, financial statement disclosure, or auditing scope and procedures which, if not resolved to the satisfaction of Malone & Bailey PLLC would have caused Malone & Bailey, PLLC to make reference to the matter in their report. We have requested Malone & Bailey, PLLC to furnish us with a letter addressed to the Commission stating whether it agrees with the above statements. A copy of that letter, dated December 9, 2004 is filed as Exhibit 16.1 to this registration statement. Lopez, Blevins, Bork & Associates, L.L.P. was engaged on September 8, 2004 as our principal accountant to audit our financial statements. The decision to change accountants was approved by the Board of Directors.

During the years ended July 31, 2004 and 2003 and subsequent to August 31, 2004 through the date hereof, neither Tortuga Mexican Imports Inc. nor anyone on its behalf consulted with Lopez, Blevins, Bork & Associates, L.L.P. regarding either the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on Tortuga Mexican Imports Inc.'s consolidated financial statements, nor has Lopez, Blevins, Bork & Associates, L.L.P. provided to Tortuga Mexican Imports Inc. a written report or oral advice regarding such principles or audit opinion or any matter that was the subject of a disagreement or reportable events set forth in Item 304(a)(iv) of Regulation S-B with Tortuga Mexican Imports Inc.'s former accountant.

Tortuga Mexican Imports Inc. has requested Lopez, Blevins, Bork & Associates, L.L.P. review the disclosure in this registration statement and provided Lopez, Blevins, Bork & Associates, L.L.P. the opportunity to furnish Tortuga Mexican Imports Inc. with a letter addressed to the Commission containing any new information, clarification of Tortuga Mexican Imports Inc.'s expression of its views, or the respects in which Lopez, Blevins, Bork & Associates, L.L.P. does not agree with the statements made by Tortuga Mexican Imports Inc. in this registration statement. Lopez, Blevins, Bork & Associates, L.L.P. has advised Tortuga Mexican Imports Inc. that no such letter need be issued.

Additional Information

We have filed with the Securities and Exchange Commission ("SEC") a registration statement on Form SB-2 under Securities Act of 1933, as amended with respect to the securities. This prospectus, which forms a part of the registration statements, does not contain all of the information set forth in the registration statement as permitted by applicable SEC rules and regulations. Statements in this prospectus about any contract, agreement or other document are not necessarily complete.

The registration statement may be inspected without charge and copies may be obtained at prescribed rates at the SEC's public reference facilities at Judiciary Plaza, 450 Fifth Street NW, Room 1024, Washington, DC 20549, or on the Internet at http://www.sec.gov.

FINANCIAL STATEMENTS

Our fiscal year end is August 31. We will provide audited financial statements to our stockholders on an annual basis. Our audited financial from inception to August 31, 2004 and our unaudited statements for the period ended November 30, 2004 immediately follow:

_______________________________________________________________________________________________________________________________

INDEPENDENT AUDITORS' REPORT

To the Board of Directors
  Tortuga Mexican Imports, Inc.
  (A Development Stage Company)
  Edmonton, Alberta

We have audited the accompanying balance sheet of Tortuga Mexican Imports, Inc. as of August 31, 2004, and the related statements of operations, stockholders' deficit, and cash flows for each of the two years then ended and for the period from April 17, 2002 (Inception) through August 31, 2004. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Tortuga Mexican Imports, Inc. as of August 31, 2004, and the results of its operations and its cash flows for each of the two years then ended and for the period from April 17, 2002 (Inception) through August 31, 2004, in conformity with accounting principles generally accepted in the United States of America.

Lopez, Blevins, Bork & Associates, LLP

Houston, Texas

October 1, 2004

TORTUGA MEXICAN IMPORTS, INC.
(A DEVELOPMENT STAGE COMPANY)
BALANCE SHEET

August 31, 2004
ASSETS
Current assets
Cash	$ 1,205
Total assets	$ 1,205
LIABILITIES AND STOCKHOLDERS' DEFICIT
Current Liabilities
Accounts payable and accrued expenses	$ 667
Advances - shareholder	14,500
Total current liabilities	15,167
STOCKHOLDERS' DEFICIT:
Common stock, $.001 par value, 100,000,000 shares authorized, 2,100,000 shares issued and outstanding	2,100
Deficit accumulated during the development stage	(16,062)
Total Stockholders' Deficit	(13,962)
TOTAL LIABILITIES AND STOCKHOLDERS' DEFICIT	$ 1,205

"The accompanying notes are an integral part of these financial statements."

TORTUGA MEXICAN IMPORTS, INC.
(A DEVELOPMENT STAGE COMPANY)
STATEMENTS OF OPERATIONS
Years Ended August 31, 2004 and 2003
Period from April 17, 2002 (Inception) through August 31, 2004

	Years ended August 31,		April 17, 2002 (Inception) through August 31,
	2004	2003	2004
Revenue	$ 2,547	$ -	$ 2,547
Cost of goods sold	1,000	-	1,000
Gross profit	1,547	-	1,547

General and administrative expenses	12,220	3,265	17,609

Net loss	$ (10,673)	$ (3,265)	$ (16,062)
Net loss per share:
Basic and diluted	$ (0.01)	$ (0.00)
Weighted average shares outstanding:
Basic and diluted	2,100,000	2,100,000

"The accompanying notes are an integral part of these financial statements."

TORTUGA MEXICAN IMPORTS, INC.
(A DEVELOPMENT STAGE COMPANY)
|STATEMENTS OF STOCKHOLDERS' DEFICIT
Period from April 17, 2002 (Inception) through August 31, 2004

	Common stock		Deficit accumulated during the development stage	Total
	Shares	Amount
Issuance of common stock for cash	2,000,000	$ 2,000	$ -	$ 2,000
Issuance of common stock for services	100,000	100	-	100
Net loss	-	-	(2,124)	(2,124)
Balance, August 31, 2002	2,100,000	2,100	(2,124)	(24)
Net loss	-	-	(3,265)	(3,265)
Balance, August 31, 2003	2,100,000	2,100	(5,389)	(3,289)
Net loss	-	-	(10,673)	(10,673)
Balance, August 31, 2004	2,100,000	$ 2,100	$(16,062)	$ (13,962)

"The accompanying notes are an integral part of these financial statements."

TORTUGA MEXICAN IMPORTS, INC.
(A DEVELOPMENT STAGE COMPANY)
STATEMENTS OF CASH FLOWS
Years Ended August 31, 2004 and 2003
Period from April 17, 2002 (Inception) through August 31, 2004

	Years ended August 31,		April 17, 2002 (Inception) through August 31,
	2004	2003	2004
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(10,673)	$(3,265)	$(16,062)
Adjustments to reconcile net deficit to cash used by operating activities:
Common stock issued for services	-	-	100
Inventory write down	400	-	400
Change in current assets and liabilities:
Inventory	600	-	600
Accounts payable and accrued expenses	667	(2,000)	667
CASH FLOWS USED IN OPERATING ACTIVITIES	(9,006)	(5,265)	(14,295)
CASH FLOWS FROM FINANCING ACTIVITIES
Issuance of common stock	-	-	2,000
Advances by shareholder	12,000	3,500	15,500
Payments to shareholder	(2,000)	-	(2,000)
CASH FLOWS PROVIDED BY FINANCING ACTIVITIES	10,000	3,500	15,500
NET DECREASE IN CASH	994	(1,765)	1,205
Cash, beginning of period	211	1,976	-
Cash, end of period	$1,205	$211	$1,205
SUPPLEMENTAL CASH FLOW INFORMATION
Interest paid	$ -	$ -	$ -
Income taxes paid	$ -	$ -	$ -
NONCASH TRANSACTION
Inventory purchased by shareholder	$ -	$1,000	$1,000

"The accompanying notes are an integral part of these financial statements."

TORTUGA MEXICAN IMPORTS, INC.
(A DEVELOPMENT STAGE COMPANY)
NOTES TO THE FINANCIAL STATEMENTS

NOTE 1 - NATURE OF BUSINESS AND BASIS OF PRESENTATION

The accompanying financial statements have been presented on the basis of generally accepted accounting principles for development stage enterprises.

Nature of business

Tortuga Mexican Imports, Inc. ("Tortuga") was incorporated in Nevada on April 17, 2002, to sell furniture and other Mexican handcrafted products. We plan to operate in the cities of Edmonton, Alberta and Vancouver, British Columbia.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the balance sheet. Actual results could differ from those estimates.

Basic Loss Per Share

Basic loss per share has been calculated based on the weighted average number of shares of common stock outstanding during the period.

Recent Accounting Pronouncements

Tortuga does not expect the adoption of recently issued accounting pronouncements to have a significant impact on the Tortuga's results of operations, financial position or cash flow.

Inventory

Inventories are valued at the lower of cost or market. Cost is determined by using the average cost method. Inventories consist primarily of Mexican jewelry and silverware.

Tortuga determines its provision for obsolete and slow-moving inventory based on management's analysis of inventory levels and future sales forecasts.

During the year ended August 31, 2004, management wrote down $400 of inventory based on its lack of marketing and sales history.

Revenue Recognition

Tortuga recognizes revenue when persuasive evidence of an arrangement exists, delivery has occurred, the sales price is fixed or determinable and collectibility is probable. These criteria are generally met at the time product is shipped or services are performed.

All sales are final and returns are not accepted. All sales are paid in cash at the time the products are delivered.

Cash and Cash Equivalents

Cash and cash equivalents include cash and all highly liquid financial instruments with purchased maturities of three months or less.

NOTE 2 - INCOME TAXES

For the years ended August 31, 2004 and 2003, Tortuga has incurred net losses and, therefore, has no tax liability. The net deferred tax asset generated by the loss carry-forward has been fully reserved. The cumulative net operating loss carry-forward is approximately $15,000 At August 31, 2004, and will expire in the years 2024 through 2022.

Deferred income taxes consist of the following at August 31:

2004
Long-term:
Deferred tax assets	$ 5,000
Valuation allowance	(5,000)
$ -

NOTE 3 - COMMON STOCK

At inception, Tortuga issued 2,100,000 shares of stock to its two founding shareholders for $2,000 cash and $100 of services.

NOTE 4 - RELATED PARTY TRANSACTIONS

All purchases and sales transactions for Tortuga are carried out by the President and majority shareholder, Ms. Avila.

During the year ended August 31, 2004 the President and majority shareholder received $2,000 from the sale of inventory, which was applied to Advances-Shareholder.

Tortuga neither owns nor leases any real or personal property, an officer has provided office services without charge. Such costs are immaterial to the financial statements and accordingly are not reflected herein. The officers and directors are involved in other business activities and most likely will become involved in other business activities in the future.

NOTE 5 - ADVANCES - SHAREHOLDER

During the year ending August 31, 2004 the majority shareholder of the company advanced the company $12,000 and was paid back $2,000 (see Note 4 above). The advances were used to pay for general and administrative expenses. As of August 31, 2004 that shareholder was owed $14,500. The advances are due on demand, and are to be repaid as cash becomes available.

TORTUGA MEXICAN IMPORTS, INC.
(A DEVELOPMENT STAGE COMPANY)
BALANCE SHEET
(Unaudited)

November 30, 2004
ASSETS
Current assets
Cash	$ 1,822
Total assets	$ 1,822
LIABILITIES AND STOCKHOLDERS' DEFICIT
Current Liabilities
Accounts payable and accrued expenses	$ 5,079
Advances - shareholders	14,500
Total current liabilities	19,579
STOCKHOLDERS' DEFICIT:
Common stock, $.001 par value, 100,000,000 shares authorized, 2,100,000 shares issued and outstanding	2,100
Deficit accumulated during the development stage	(19,857)
Total Stockholders' Deficit	(17,757)
TOTAL LIABILITIES AND STOCKHOLDERS' DEFICIT	$ 1,822

"The accompanying notes are an integral part of these financial statements."

TORTUGA MEXICAN IMPORTS, INC.
(A DEVELOPMENT STAGE COMPANY)
STATEMENTS OF OPERATIONS
Three Months Ended November 30, 2004 and 2003
Period from April 1, 2002 (Inception) through November 30, 2004
(Unaudited)

	Three months ended November 30,		Inception through November 30,
	2004	2003	2004
Revenue	$ 663	$ 2,000	$ 3,210
Cost of goods sold		600	1,000
Gross profit	663	1,400	2,210
General and Administrative expenses	4,458	3,195	22,067
Net loss	$(3,795)	$(1,795)	$ (19,857)
Net loss per share:
Basic and diluted	$ (0.00)	$ (0.00)
Weighted average shares outstanding:
Basic and diluted	2,100,000	2,100,000

"The accompanying notes are an integral part of these financial statements."

TORTUGA MEXICAN IMPORTS, INC.
(A DEVELOPMENT STAGE COMPANY)
STATEMENTS OF CASH FLOWS
Three Months Ended November 30, 2004 and 2003
Period from April 1, 2002 (Inception) through November 30, 2004
(Unaudited)

	Three months ended November 30,		Inception through November 30,
	2004	2003	2004
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$ (3,795)	$ (1,795)	$ (19,895)
Adjustments to reconcile net deficit to cash used by operating activities:
Common stock issued for services	-	-	100
Change in current assets and liabilities:
Inventory	-	600	-
Accounts payable and accrued expenses	4,412	3,100	5,079
CASH FLOWS PROVIDED BY (USED IN) OPERATING ACTIVITIES	617	1,905	(14,678)
CASH FLOWS FROM FINANCING ACTIVITIES
Issuance of common stock	-	-	2,000
Advances by shareholders	-	-	16,500
Payments to shareholders	-	(2,000)	(2,000)
CASH FLOWS FROM FINANCING ACTIVITIES	-	(2,000)	16,500
NET INCREASE (DECREASE) IN CASH	617	(95)	1,822
Cash, beginning of period	1,205	211	-
Cash, end of period	$1,822	$ 116	$1,822
SUPPLEMENTAL CASH FLOW INFORMATION
Interest paid	$ -	$ -	$ -
Income taxes paid	$ -	$ -	$ -

"The accompanying notes are an integral part of these financial statements."

TORTUGA MEXICAN IMPORTS, INC.
(A DEVELOPMENT STAGE COMPANY)
NOTES TO THE FINANCIAL STATEMENTS
(Unaudited)

NOTE 1 - BASIS OF PRESENTATION

The accompanying unaudited interim financial statements of Tortuga Mexican Imports, Inc. have been prepared in accordance with accounting principles generally accepted in the United States of America and the rules of the Securities and Exchange Commission ("SEC"), and should be read in conjunction with the audited financial statements and notes thereto contained in the Company's registration statement filed with the SEC on Form SB-2. In the opinion of management, all adjustments, consisting of normal recurring adjustments, necessary for a fair presentation of financial position and the results of operations for the interim periods presented have been reflected herein. The results of operations for interim periods are not necessarily indicative of the results to be expected for the full year. Notes to the financial statements that would substantially duplicate the disclosure contained in the audited financial statements for the most recent fiscal year 2004 as reported in Form SB-2, have been omitted.

_______________________________________________________________________________________________________________________________

PART II. INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

The only statute, charter provision, bylaw, contract, or other arrangement under which any controlling person, director or officer of Tortuga is insured or indemnified in any manner against any liability which he may incur in his capacity as such, is as follows:

  Article XII of the Articles of Incorporation of Tortuga, filed as Exhibit 3.1 to this prospectus.
  Article IX of the Bylaws of Tortuga, filed as Exhibit 3.2 to this prospectus.
  Nevada Revised Statutes, Chapter 78.

The general effect of the foregoing is to indemnify a control person, officer or director from liability, thereby making Tortuga responsible for any expenses or damages incurred by such control person, officer or director in any action brought against them based on their conduct in such capacity, provided they did not engage in fraud or criminal activity.

ITEM 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

The estimated expenses of the offering (assuming all shares are sold), all of which are to be paid by us, are as follows:

SEC Registration Fee Printing Expenses Accounting Fees and Expenses Legal Fees and Expenses Federal Taxes State Taxes Blue Sky Fees/Expenses Transfer Agent Fees Miscellaneous Expense	$ 20.00 500.00 2,000.00 4,000.00 0.00 0.00 1,000.00 2,000.00 480.00
TOTAL	$10,000.00

II-1

ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES.

During the past three years, we have sold the following securities that were not registered under the Securities Act of 1933, as amended.

Name and Address	Date	Shares	Consideration
Vanessa Avila 9111 - 117th Avenue Edmonton, Alberta T6G 1S1	April17, 2002	2,000,000	$2,000
Christopher Fagan 2655 Cranberry Drive Vancouver, BC V6K 4V5	August 15, 2002	100,000	Services valued at $100

We issued the foregoing restricted shares of common stock to Ms. Avila and Mr. Fagan under Section 4(2) of the Securities Act of 1933. Ms. Avila and Mr. Fagan are sophisticated investors, are officers and directors of the company, and are in possession of all material information relating to the company. Further, no commissions were paid to anyone in connection with the sale of the shares and no general solicitation was made to anyone.

ITEM 27. EXHIBITS.

The following Exhibits are filed as part of this Registration Statement, pursuant to Item 601 of Regulation S-B. All Exhibits have been previously filed unless otherwise noted.

Exhibit No.	Document Description
*3.1	Articles of Incorporation
*3.2	Bylaws
*4.1	Specimen Stock Certificate.
**5.1	Opinion of Clark Wilson, Barristers & Solicitors, regarding the legality of the Securities being registered.
**16.1	Letter from Malone & Bailey, PC dated December 9, 2004 regarding change of accountants
**23.1	Consent of Clark Wilson, Barristers & Solicitors, regarding the legality of the Securities being registered. (contained in Exhibit 5.1)
**23.2	Consent of Lopez, Blevins, Bork & Associates, LLP
23.2.1	Consent of Lopez, Blevins, Bork & Associates, LLP
*99.1	Subscription Agreement.
* Attached as an exhibit to our original Form SB-2 Registration Statement, filed February 4, 2003
** Attached as an exhibit to our previously-filed Form SB-2 Registration Statement, filed December 23, 2004

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ITEM 28. UNDERTAKINGS.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes:

  To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

    To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;
    To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;
    To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any change to such information in the registration statement.
  That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
  To remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of the offering.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing of this Form SB-2 Registration Statement and has duly caused this Form SB-2 Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Edmonton, Canada on this 1st day of February, 2005.

TORTUGA MEXICAN IMPORTS, INC.
BY: /s/ Vanessa Avila
Vanessa Avila
President, Treasurer, Secretary and a
member of the Board of Directors

KNOW ALL MEN BY THESE PRESENT, that each person whose signature appears below constitutes and appoints Vanessa Avila, as true and lawful attorney-in-fact and agent, with full power of substitution, for his and in his name, place and stead, in any and all capacities, to sign any and all amendment (including post-effective amendments) to this registration statement, and to file the same, therewith, with the Securities and Exchange Commission, and to make any and all state securities law or blue sky filings, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite or necessary to be done in about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying the confirming all that said attorney-in-fact and agent, or any substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Form SB-2 Registration Statement has been signed by the following persons in the capacities and on the dates indicated:
Signature	Title	Date
/s/ Vanessa Avila Vanessa Avila	President, Treasurer, Principal Executive Officer, Principal Financial Officer, Principal Accounting Officer and member of Board of Directors	February 1, 2005
/s/ Christopher Fagan Christopher Fagan	Member of Board of Directors	February 1, 2005

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